Exhibit 99.1
BrandPartners Group Appoints New Board Director

ROCHESTER, N.H.--(BUSINESS WIRE)- BrandPartners Group, Inc. (OTC Bulletin Board: BPTR - News), a provider of integrated environmental and customer experience solutions to the retail financial services industry, announced today that Lysle C. Wickersham, Jr. has joined the company’s Board of Directors.

Mr. Wickersham has enjoyed over 20 years of success in advertising and integrated marketing communications including brand development, general advertising, digital marketing, direct marketing, management and business building. He’s an award-winning creative director who’s run ad agencies, technology companies and co-founded Briggs Capital, an investment bank focused on small and middle market companies.

Mr. Wickersham built Wickersham Hunt Schwantner, a highly regarded Boston-based, full-service agency which ranked in the top 20 nationally in billings for integrated agencies with $170MM in billings and 120 advertising professionals working with some of the finest brands in the world, including: Bose, Volkswagen, Media One, Fidelity Investments, IBM, Arbella Insurance, Blue Cross/Blue Shield, New England Financial, Steinway & Sons, Ocean Spray Cranberries, Friendly Ice Cream, NEC, Putnam Securities, Honeywell Bull and Boston Acoustics.

Mr. Wickersham has been honored for creativity and marketing effectiveness at The Effies, The International New York Festivals, The Mobius Awards, CA, the Hatch Awards, and the International Echo Awards. He currently sits on the Advisory Boards of DesignBlox, LLC and New England Sports Academy, and remains on Briggs Capital’s Board of Directors. In addition, he guest lectures from time to time at Simmons College and at Boston College for both undergraduate and graduate programs.

James Brooks, CEO of BrandPartners commented, “We are extremely pleased to have Lysle join BrandPartners’ Board of Directors. With his diversified experience in advertising, technology and investment banking, he is a natural fit for the company, and we are excited to add his perspective and insight to our business.”

Mr. Wickersham added, “It is an honor to have the opportunity to contribute to the company that is clearly leading the way in environmental retail customer engagement. I look forward to helping BrandPartners grow to the next level.”

 About BrandPartners

BrandPartners (A Brand Partners Group. Inc. company), provides an integrated approach to customer environments through brand translation, business strategy, design/build services, retail displays and in-branch communications products and services, from concept and design through implementation and training. BrandPartners installations are in more than 2,000 companies at more than 30,000 retail locations. The company serves its clients from its Rochester, New Hampshire home office and regional U.S. offices.

Cautionary Language

Statements in this news release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Contact:
BrandPartners Investors Relations
Lisa Neihart, 603-509-1788

Source: BrandPartners Group, Inc.